EXHIBIT 10.09

AMENDMENT AGREEMENT

This Amendment Agreement made and entered into as of the 30th day of December, 1999 by and between Fuji Photo Film U.S. A. ("Fuji") and Moto Photo, Inc. ("Moto Photo").

WITNESSETH

WHEREAS, Fuji and Moto Photo are parties to an Amended Supply Agreement dated as of January 11, 1995 (the "Agreement") under which Moto Photo agreed to purchase at least 80% of its Projected System Needs from Fuji; and

Whereas, Fuji and Moto Photo desire to amend the Agreement to change the terms of sale from 180 days to 120 days and to specify the limit of credit to be extended by Fuji to Moto Photo for the purchase of Products.

NOW, THEREFORE, the parties hereto agree as follows:

    Section 3.1 of the Agreement is hereby amended by replacing each use of "180" with "120".
    A new Section 3.7 shall be added as follows:

    "3.7 Credit Limit. Fuji shall extend credit to Moto Photo to be used toward purchases of Products. The credit limit shall have an average maximum amount of $4,000,000. Fuji and Moto Photo shall agree on the method for determining the average credit extended to Moto Photo by Fuji. Should Moto Photo surpass its credit limit, fail to pay pursuant to the terms of sale provided herein, or otherwise default under this Agreement, Fuji reserves the right to change the credit terms upon advance notice to Moto Photo until such time as Moto Photo cures such default."
    Except as otherwise provided herein, the Amendment Agreement will be effective as of the date above written.
    Capitalized terms used herein have the meanings given them in the Agreement.
    The Agreement is amended only as expressly provided herein and otherwise remains unchanged in all respects.

IN WITNESS WHEREOF, the parties hereto have caused the Amendment Agreement to be executed by their duly authorized representatives on the date above written.

FUJI PHOTO FILM U.S.A., INC. MOTO PHOTO, INC.

BY: By:

Name: Yasuo Tanaka Name: Frank M. Montaño

Title: President Title: President and Chief Operating Officer